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                    Exchange Act of 1934 (Amendment No.____)

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                             ALLSTAR SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
               -------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

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

                              FOR IMMEDIATE RELEASE

Allstar Systems Announces The Sale Of It's Computer Products Division

HOUSTON, March 17, 2000 /PRNewswire/ -- Allstar Systems, Inc. (Nasdaq:ALLS), announced today that it intends to exit the computer products reselling business and pursue rapid growth opportunities in the market for business-to-business e-commerce, e-business, Internet, and/or other information technology services.

In pursuit of its new strategy, Allstar Systems has entered into an agreement with Amherst Technologies, LLC ("Amherst") in which it will sell certain assets of, and the ongoing operations of, its Computer Products division.

The transaction is expected to close on or before May 31, 2000 after stockholder and other required consents. In the transaction, Allstar Systems will sell a significant portion of the assets used in its Computer Products Division, along with open work-in-process contracts and the ongoing business operations of the Computer Products division. Amherst will take over the operation of all of Allstar Systems' Computer Products branch offices, which are located in Austin, Dallas, El Paso, Houston, and San Antonio, Texas, and its distribution facility located in Dallas, Texas. The terms of the agreement include cash consideration of $14.25 million plus a cash payment related to the purchase of certain inventory and equipment, the amount of which is to be determined. The terms of the agreement also include contingent future cash payments based upon future performance. Allstar Systems expects to realize a pre-tax gain of approximately $8.5 million, or approximately $2.00 per share, on the sale. Upon the closing of the proposed transaction and after realization of the retained net current assets related to the Computer Products division, Allstar Systems expects to have no debt and have cash on hand of approximately $20 million, or approximately $4.70 per share. Under the terms of the transaction, Amherst will offer employment to all Computer Products employees.

James H. Long, President and Chief Executive Officer of Allstar Systems stated, "We are charting a new and exciting course for this company. The sale of our Computer Products Division provides the capital and management bandwidth necessary to effectively change the fundamental direction of this company. For the employees and customers of our Computer Products Division, this transaction offers an excellent opportunity to grow with a well financed, rapidly growing organization that has much to offer in this rapidly changing industry. We intend to use our substantially increased financial strength to capitalize on the tremendous change in commerce and communications that the Internet, e-commerce and e-business are creating. During the next several months we will be working to conclude this transaction while at the same time laying the foundation for a successful launch in a new direction."

On Monday, March 20, 2000, Allstar Systems will announce financial results and make a statement regarding its future direction. An analyst conference call will be held on Monday, March 20, 2000 at 10:00 AM Central Standard Time (11:00 AM
EDT). To access the conference call, dial (888) 873-1943 and ask for the Allstar Systems conference call. Replay of the conference call will be available for 72 hours starting at 12:00 PM CST via PostView by calling (800) 633-8284 (domestic) or (858) 812-6440 (international) and using access code 14722535.

The Board of Directors will solicit a Proxy from stockholders to vote on this matter. A Proxy will not be solicited from stockholders prior to receipt of a definitive Proxy Statement. Upon receipt, stockholders are encouraged to read the Proxy Statement in its entirety. Upon filing, the Proxy Statement will be available at the U.S. Securities and Exchange Commission website at www.sec.gov.

The statements contained in this document that are not historical facts, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "seek," "should," "will," "would," and other variations or negative expressions of these terms, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward looking statements due to numerous factors including the risks and uncertainties set forth from time to time in the Allstar Systems' other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

For additional information contact:

James H. Long
President and Chief Executive Officer
(713) 795-2301